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                                   EXHIBIT 11


                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                            Years Ended December 31,


                                                     1998          1997         1996
                                                     ----          ----         ----
Weighted average number of shares outstanding     2,423,494     2,431,804     2,431,804

Net income (in thousands)                            $9,727        $9,174        $8,521

Earnings per share                                    $4.01         $3.77         $3.50




Note: Earnings per common share for 1996 have been retroactively restated to reflect the 2 for 1 stock split effected in the form of a 100% stock dividend in 1997.